Exhibit 99.1

News Release

For Immediate Release	Contact:	978-619-1300
Wednesday October 28, 2020		Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Third Quarter 2020 Results

•	Results Demonstrate Resilience and Discipline of Company’s Operations
•	International Telecom Posted Strong Growth in Operating Income and Cash Flow
•	US Telecom Delivers Initial FirstNet Sites and Steady Sequential Results

Beverly, MA (October 28, 2020) -- ATN International, Inc. (Nasdaq: ATNI) today reported results for the third quarter ended September 30, 2020.

Business Review and Outlook

Commenting on results, Michael Prior, Chief Executive Officer said, “In a time when connectivity and communications are essential, our telecom services operations demonstrated resilience and the benefits of our focus on operational efficiencies and reliability.

“Our International Telecom segment posted another quarter of improved profitability driven by a modest revenue increase and significant cost reductions achieved in several markets. Although some of our markets have been impacted by on-going pandemic-related travel restrictions, we continued to experience strong demand for our data services. This includes high speed internet to the home, an area in which our ongoing network investments have made us a leading high-quality service provider in all of our markets. Also, we were pleased to see a sequential increase in demand for our mobile services, reflecting the benefits of several ongoing sales and marketing initiatives. Our year-on-year EBITDA growth and lower capital expenditures in the segment provides us with substantial cash flow to invest in growth and other opportunities.

“US Telecom results have remained consistent over the last four quarters, however, year-on-year comparisons in this quarter are negatively affected by the previously-discussed treatment of restructured contracts which eliminated seasonality in our revenue reporting this year. After initial pandemic-related construction delays, we completed the first few sites of our FirstNet build-out and expect to complete approximately 25% of the sites by the end of this year. Also, we continue to build out broadband services in under-served rural areas of the country under various programs and initiatives. Our team did excellent work in connection with the FCC’s CBRS auction, which concluded last month with an investment of approximately $20.4 million.

“In summary, we are pleased with how well our operations have performed under challenging conditions, particularly in our international markets, where we have built a portfolio of high value, quality assets by investing in our networks and in management teams that continue to improve margins and quality of service. We are focused on using the cash flow from these operations and our substantial balance sheet capacity to invest in initiatives and programs that we believe have good prospects for growth and attractive risk-adjusted returns,” Mr. Prior concluded.

Third Quarter Results

Third quarter 2020 consolidated revenues of $111.7 million were down 3% compared to the prior year quarter’s revenue of $115.6 million. Operating income for the quarter was $9.6 million, down compared with the prior year quarter’s $10.2 million. EBITDA1 was $31.1 million in the third quarter, down by 5% compared to $32.9 million in the prior year period. Net income attributable to ATN’s stockholders for the third quarter was $2.7 million, or $0.17 per diluted share, compared with the prior year period’s net income of $1.4 million, or $0.09 per diluted share.

Third Quarter 2020 Operating Highlights

The Company has three reportable segments: (i) International Telecom; (ii) US Telecom; and (iii) Renewable Energy.

Segment Results (in Thousands)
	Three Months Ended September 30, 2020
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$82,465	$28,097	$1,177	$—	$111,739
Operating Income (loss)	$16,024	$2,218	$(98)	$(8,587)	$9,557
EBITDA[1]	$29,695	$7,947	$393	$(6,898)	$31,137
Capital Expenditures	$8,509	$8,371	$482	$1,334	$18,696
	Nine Months Ended September 30, 2020
Revenue	$244,813	$83,557	$3,373	$—	$331,743
Operating Income (loss)	$44,119	$6,241	$(1,175)	$(25,306)	$23,879
EBITDA[1]	$86,239	$23,572	$415	$(20,258)	$89,968
Capital Expenditures	$28,439	$17,254	$2,116	$2,853	$50,662

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Segment Results (in Thousands)
	Three Months Ended September 30, 2019
	International Telecom	US Telecom	Renewable Energy	Corporate and Other	Total
Revenue	$81,285	$32,893	$1,438	$—	$115,616
Operating Income (loss)	$10,867	$7,912	$(714)	$(7,817)	$10,248
EBITDA[1]	$24,956	$13,682	$302	$(6,089)	$32,851
Capital Expenditures	$9,467	$2,165	$1,366	$1,093	$14,091
	Nine Months Ended September 30, 2019
Revenue	$241,461	$80,800	$4,376	$—	$326,637
Operating Income (loss)	$35,802	$5,927	$(750)	$(25,862)	$15,117
EBITDA[1]	$76,511	$22,846	$1,519	$(20,889)	$79,987
Capital Expenditures	$33,159	$8,533	$2,183	$5,611	$49,486

Beginning in the first quarter of 2020 the Company restructured its presentation of revenue in the Condensed Consolidated Statement of Operations and in the Selected Segment Financial Information tables. This change is intended to better align our reporting of financial performance with views of the Company management and industry competitors, and to facilitate discussions with investors and analysts.

International Telecom

International Telecom revenues are generated by delivery of a broad range of communications services, including data, voice and video services from our fixed and mobile network operations in Bermuda and the Caribbean. International Telecom revenues were $82.5 million for the quarter, a 1% increase year-on-year mainly due to increases in fixed broadband revenues partially offset by lower carrier services revenues related to lower roaming traffic due to travel restrictions. Compared to the prior year quarter, operating income increased 47% to $16.0 million and EBITDA1 increased 19% to $29.7 million, respectively, primarily from lower operating costs in the quarter. In October 2020, we completed a transaction to increase our equity ownership in One Communications, the Company’s Bermuda and Cayman based subsidiary, through the purchase of an additional approximately 10% stake, which is expected to be accretive to overall Company earnings beginning in the fourth quarter of 2020. Since the 2016 merger of our Bermuda-based mobile operations with KeyTech to create One Communications, we have increased our equity ownership position from 50% to approximately 70%.

US Telecom

US Telecom revenues consist mainly of carrier services revenues and fixed and mobile retail revenues from our networks and operations in the western United States, as well as communications services provided to enterprise customers. US Telecom segment revenues were $28.1 million in the quarter, a decrease of 15% from the prior year period primarily due to the accounting impact of restructured carrier contracts, which eliminated the seasonal revenue accounting of the previous agreements. The network build portion of the FirstNet agreement has continued during the pandemic and the first few sites were completed and activated during the third quarter. Although the overall timing of the build schedule has been delayed as a result of the impact of pandemic-related restrictions, we expect construction revenues to be generated through 2021. As revenues from the build will be largely offset by construction costs, we do not expect a material impact on operating income or EBITDA1 from this delay. Operating income and EBITDA1 for this segment of $2.2 million and $7.9 million, respectively, each decreased by $5.7 million from the prior year’s quarter mostly as a result of the revenue impact of restructured carrier contracts.

Renewable Energy

Renewable Energy segment revenues are principally the result of the generation and sale of electric power generated by our commercial solar projects in India. We ended the third quarter of 2020 with 52 megawatts (MWs) of revenue generating solar facilities and expect to begin generating revenue from additional MWs later in the year. The current quarter’s operating loss and EBITDA1 of $0.1 million and $0.4 million, respectively, each improved compared with the prior year’s quarter due to lower operating expenses.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash at September 30, 2020 was $136.2 million. Net cash provided by operating activities was $71.6 million for the nine months ended September 30, 2020, compared with $56.8 million for the prior year period. The increase in operating cash flow compared with the prior year is mostly the result of increased net income and lower tax payments over last year, partially offset by a current year increase in cash used for working capital. For the nine months ended September 30, 2020, the Company used net cash of $97.6 million for investing and financing activities compared to $83.4 million for the prior year period. In the current year, the net use of cash was most significantly comprised of $50.7 million in capital expenditures, $20.4 million in purchases of FCC spectrum, $8.8 million of repurchases of non-controlling interests, $8.3 million of ATN share repurchases, $8.2 million of dividends on common stock and $6.5 million in minority partner distributions.

Conference Call Information

ATN will host a conference call on Thursday, October 29, 2020 at 11:00 a.m. Eastern Time (ET) to discuss its third quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 6472418. A replay of the call will be available at ir.atni.com beginning at approximately 2:00 p.m. (ET) on October 29, 2020.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations, including the impact of the novel coronavirus pandemic on the economies of the markets we serve, our business and operations; expectations regarding future revenue, operating income, EBITDA and capital expenditures; the competitive environment in our key markets, demand for our services and industry trends; our liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (2) our ability to maintain favorable roaming arrangements, receive roaming traffic and satisfy the needs and demands of our major wireless customers; (3) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables businesses; (5) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (6) economic, political and other risks and opportunities facing our operations, including those resulting from the pandemic; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to expand and obtain funding for our renewable energy business; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes; (11) increased competition; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) our continued access to capital and credit markets; and (14) the risk of currency fluctuation for those markets in which we operate. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 29, 2020, and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has included EBITDA in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. The Company believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure are set forth in the text of, and the accompanying tables to, this press release. While our non-GAAP financial measure is an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of this financial measure to the comparable GAAP financial measure included below, and not to rely on any single financial measure to evaluate our business.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$135,153	$161,287
Restricted cash	1,072	1,071
Short-term investments	403	416
Other current assets	88,956	65,949

Total current assets	225,584	228,723

Property, plant and equipment, net	589,428	605,581
Operating lease right-of-use assets	64,294	68,763
Goodwill and other intangible assets, net	181,040	161,818
Other assets	53,068	65,841

Total assets	$1,113,414	$1,130,726

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,750	$3,750
Taxes payable	7,921	8,517
Current portion of lease liabilities	10,902	11,406
Other current liabilities	110,289	95,996

Total current liabilities	132,862	119,669

Long-term debt, net of current portion	$79,973	$82,676
Deferred income taxes	2,602	8,680
Lease liabilities	53,543	56,164
Other long-term liabilities	49,836	57,454

Total liabilities	318,816	324,643

Total ATN International, Inc.’s stockholders’ equity	667,875	676,122
Non-controlling interests	126,723	129,961

Total equity	794,598	806,083

Total liabilities and stockholders’ equity	$1,113,414	$1,130,726

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Communications services	$108,721	$112,840	$322,865	$318,473
Other	3,018	2,776	8,878	8,164
Total revenue	111,739	115,616	331,743	326,637

Operating expenses:
Termination and access fees	26,979	27,622	83,562	83,440
Construction costs	390	-	390	-
Engineering and operations	18,127	20,095	53,983	58,234
Sales, marketing and customer service	9,344	9,785	28,220	29,048
General and administrative	25,735	25,110	75,413	75,518
Transaction-related charges	31	21	147	89
Depreciation and amortization	21,580	22,603	66,089	64,870
(Gain) loss on disposition of assets	(4)	132	60	321
Total operating expenses	102,182	105,368	307,864	311,520

Operating income	9,557	10,248	23,879	15,117

Other income (expense):
Interest expense, net	(1,243)	(884)	(3,664)	(1,983)
Other income (expense)	(2,031)	(2,686)	(4,341)	(2,755)
Other income (expense), net	(3,274)	(3,570)	(8,005)	(4,738)

Income before income taxes	6,283	6,678	15,874	10,379
Income tax (benefit) expense	92	1,834	(1,057)	2,774

Net Income	6,191	4,844	16,931	7,605

Net income attributable to non-controlling interests, net	(3,530)	(3,459)	(10,538)	(8,657)

Net income (loss) attributable to ATN International, Inc. stockholders	$2,661	$1,385	$6,393	$(1,052)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (Loss)	$0.17	$0.09	$0.40	$(0.07)

Diluted Net Income (Loss)	$0.17	$0.09	$0.40	$(0.07)

Weighted average common shares outstanding:
Basic	15,962	16,000	15,946	15,984
Diluted	16,011	16,007	15,991	15,984

Note:  The Company has restructured its presentation of revenues - see Table 4

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2020	2019
Net income	$16,931	$7,605
Depreciation and amortization	66,089	64,870
Provision for doubtful accounts	4,452	3,796
(Gain) Loss on disposition of assets	60	321
Stock-based compensation	4,608	4,881
Deferred income taxes	(6,078)	(6,287)
Loss on investments	3,360	2,131
Change in prepaid and accrued income taxes	620	(13,889)
Change in other operating assets and liabilities	(19,295)	(7,262)
Other non-cash activity	844	681

Net cash provided by operating activities	71,591	56,847

Capital expenditures	(50,662)	(49,486)
Purchases of intangible assets, including deposits	(20,396)	-
Purchases of strategic investments	(2,768)	(10,285)
Purchase of short-term investments	(116)	(8,028)
Sale of strategic investments	11,969	-
Sale of short-term investments	-	5,141

Net cash used in investing activities	(61,973)	(62,658)

Dividends paid on common stock	(8,166)	(8,160)
Distributions to non-controlling interests	(6,503)	(5,760)
Principal repayments of term loan	(2,814)	(2,825)
Payment of debt issuance costs	(1,096)	(1,340)
Stock-based compensation share repurchases	(1,733)	(1,607)
Purchases of common stock - share buyback	(6,589)	(162)
Repurchases of non-controlling interests	(8,763)	(1,353)
Investments made by minority shareholders	-	488

Net cash used in financing activities	(35,664)	(20,719)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	(87)	(26)

Net change in total cash, cash equivalents and restricted cash	(26,133)	(26,556)

Total cash, cash equivalents and restricted cash, beginning of period	162,358	192,907

Total cash, cash equivalents and restricted cash, end of period	$136,225	$166,351

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$21,406	$2,432	$-	$-	$23,838
Fixed	57,364	5,419	-	-	62,783
Carrier services	1,851	19,852	-	-	21,703
Other	397	-	-	-	397
Total communications services	$81,018	$27,703	$-	$-	$108,721

Renewable Energy	$-	$-	$1,177	$-	$1,177
Managed Services	1,447	-	-	-	1,447
Construction	-	394	-	-	394
Total Other	$1,447	$394	$1,177	$-	$3,018

Total Revenue	$82,465	$28,097	$1,177	$-	$111,739

Operating Income (Loss)	$16,024	$2,218	$(98)	$(8,587)	$9,557
Stock-based compensation	29	-	66	1,792	1,887
Non-controlling interest ( net income or (loss) )	$(2,762)	$(786)	$18	$-	$(3,530)

Non GAAP measures:
EBITDA (1)	$29,695	$7,947	$393	$(6,898)	$31,137
Adjusted EBITDA (2)	$29,695	$7,943	$393	$(6,867)	$31,164

Balance Sheet Data (at September 30, 2020):
Cash, cash equivalents and investments	$67,701	$25,177	$22,376	$20,302	$135,556
Total current assets	124,515	59,801	25,290	15,978	225,584
Fixed assets, net	452,303	77,017	45,773	14,335	589,428
Total assets	664,307	233,288	71,757	144,062	1,113,414
Total current liabilities	71,254	36,898	909	23,801	132,862
Total debt	83,723	-	-	-	83,723

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**	The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$21,364	$2,601	$-	$-	$23,965
Fixed	55,845	4,304	-	-	60,149
Carrier services	2,403	25,988	-	-	28,391
Other	335	-	-	-	335
Total communications services	$79,947	$32,893	$-	$-	$112,840

Renewable Energy	$-	$-	$1,438	$-	$1,438
Managed Services	1,338	-	-	-	1,338
Total Other	$1,338	$-	$1,438	$-	$2,776

Total Revenue	$81,285	$32,893	$1,438	$-	$115,616

Operating Income (Loss)	$10,867	$7,912	$(714)	$(7,817)	$10,248
Stock-based compensation	285	-	-	1,263	1,548
Non-controlling interest ( net income or (loss) )	$(2,154)	$(1,342)	$37	$-	$(3,459)

Non GAAP measures:
EBITDA (1)	$24,956	$13,682	$302	$(6,089)	$32,851
Adjusted EBITDA (2)	$24,956	$13,779	$337	$(6,068)	$33,004

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**	The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$60,604	$7,203	$-	$-	$67,807
Fixed	172,420	15,181	-	-	187,601
Carrier services	5,392	60,779	-	-	66,171
Other	1,286	-	-	-	1,286
Total communications services	$239,702	$83,163	$-	$-	$322,865

Renewable Energy	$-	$-	$3,374	$-	$3,374
Managed Services	5,110	-	-	-	5,110
Construction	-	394	-	-	394
Total Other	$5,110	$394	$3,374	$-	$8,878

Total Revenue	$244,812	$83,557	$3,374	$-	$331,743

Operating Income (Loss)	$44,119	$6,241	$(1,175)	$(25,306)	$23,879
Stock-based compensation	20	-	197	4,391	4,608
Non-controlling interest ( net income or (loss) )	$(7,770)	$(2,880)	$112	$-	$(10,538)

Non GAAP measures:
EBITDA (1)	$86,239	$23,572	$415	$(20,258)	$89,968
Adjusted EBITDA (2)	$86,252	$23,573	$545	$(20,195)	$90,175

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**	The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the nine months ended September 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue**
Mobility	$62,766	$8,095	$-	$-	$70,861
Fixed	166,925	9,885	-	-	176,810
Carrier services	6,970	62,820	-	-	69,790
Other	1,012	-	-	-	1,012
Total communications services	$237,673	$80,800	$-	$-	$318,473

Renewable Energy	$-	$-	$4,376	$-	$4,376
Managed Services	3,788	-	-	-	3,788
Total Other	$3,788	$-	$4,376	$-	$8,164

Total Revenue	$241,461	$80,800	$4,376	$-	$326,637

Operating Income (Loss)	$35,802	$5,927	$(750)	$(25,862)	$15,117
Stock-based compensation	306	-	-	4,575	4,881
Non-controlling interest ( net income or (loss) )	$(6,810)	$(1,864)	$17	$-	$(8,657)

Non GAAP measures:
EBITDA (1)	$76,511	$22,846	$1,519	$(20,889)	$79,987
Adjusted EBITDA (2)	$76,497	$23,007	$1,693	$(20,800)	$80,397

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

**	The Company restructured its presentation of revenue to better align financial reporting with industry competitors, and the view of investors and company management.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at December 31, 2019

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2019):
Cash, cash equivalents and investments	$43,125	$38,240	$25,054	$55,284	$161,703
Total current assets	91,497	54,207	27,534	55,484	228,723
Fixed assets, net	466,523	69,184	48,421	21,452	605,581
Total assets	647,228	222,356	76,723	184,419	1,130,726
Total current liabilities	77,644	24,905	2,745	14,374	119,669
Total debt	86,426	-	-	-	86,426

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*	Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at September 30, 2020

	Quarter ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2019	2019	2020	2020	2020
International Telecom Operational Data:
Mobile - Subscribers *	285,000	284,100	282,100	276,400	289,100
Fixed - Data Subscribers *	124,700	127,500	131,300	135,500	137,500
Fixed - Video Subscribers *	38,900	38,400	38,100	36,400	35,800
Fixed - Voice	164,900	164,800	166,700	167,100	167,900

*	Counts were adjusted for all periods presented based upon a change in methodology and process

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended September 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$16,024	$2,218	$(98)	$(8,587)	$9,557
Depreciation and amortization expense	13,671	5,729	491	1,689	21,580
EBITDA	$29,695	$7,947	$393	$(6,898)	31,137

Transaction-related charges	-	-	-	31	31
(Gain) Loss on disposition of assets	-	(4)	-	-	(4)
ADJUSTED EBITDA	$29,695	$7,943	$393	$(6,867)	31,164

Revenue	82,465	28,097	1,177	-	111,739
ADJUSTED EBITDA MARGIN	36.0%	28.3%	33.4%	NA	27.9%

For the three months ended September 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$10,867	$7,912	$(714)	$(7,817)	$10,248
Depreciation and amortization expense	14,089	5,770	1,016	1,728	22,603
EBITDA	$24,956	$13,682	$302	$(6,089)	32,851

Transaction-related charges	-	-	-	21	21
(Gain) Loss on disposition of assets	-	97	35	-	132
ADJUSTED EBITDA	$24,956	$13,779	$337	$(6,068)	33,004

Revenue	81,285	32,893	1,438	-	115,616
ADJUSTED EBITDA MARGIN	30.7%	41.9%	23.4%	NA	28.5%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the nine months ended September 30, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$44,119	$6,241	$(1,175)	$(25,306)	$23,879
Depreciation and amortization expense	42,120	17,331	1,590	5,048	66,089
EBITDA	$86,239	$23,572	$415	$(20,258)	89,968

Transaction-related charges	-	-	84	63	147
(Gain) Loss on disposition of assets	13	1	46	-	60
ADJUSTED EBITDA	$86,252	$23,573	$545	$(20,195)	90,175

Revenue	244,812	83,557	3,374	-	331,743
ADJUSTED EBITDA MARGIN	35.2%	28.2%	16.2%	NA	27.2%

For the nine months ended September 30, 2019 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$35,802	$5,927	$(750)	$(25,862)	$15,117
Depreciation and amortization expense	40,709	16,919	2,269	4,973	64,870
EBITDA	$76,511	$22,846	$1,519	$(20,889)	79,987

Transaction-related charges	-	-	-	89	89
(Gain) Loss on disposition of assets	(14)	161	174	-	321
ADJUSTED EBITDA	$76,497	$23,007	$1,693	$(20,800)	80,397

Revenue	241,461	80,800	4,376	-	326,637
ADJUSTED EBITDA MARGIN	31.7%	28.5%	38.7%	NA	24.6%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.